Exhibit 10.7

                       AGREEMENT OF BUSINESS COMBINATION
                           BY EXCHANGE OF ASSETS FOR
                                     STOCK

AGREEMENT dated this 12TH day of October, 1995, by and between DOROTHY DENNIS, businesswoman (herein "Dennis"), of #705, 588 Broughton St., Vancouver, British Columbia, V6G 3E3, and NAPTAU GOLD CORPORATION, a Delaware Corporation (herein "NAPTAU"), having its registered offices at 11th Floor, Rodney Square North, 11th and Market Streets, Wilmington, New Castle County, Delaware 19801

                              W I T N E S S E T H

WHEREAS, Dennis is desirous of exchanging certain of her assets, consisting of Placer Mining Lease #1160 in the Cariboo Mining Division of British Columbia, in the area of Likely, British Columbia, Canada (the "Lease"); and

WHEREAS, NAPTAU is desirous of acquiring the Lease of Dennis;

IT IS NOW THEREFORE AGREED that in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Exchange of Assets.

1.1 Subject to the terms and conditions of this Agreement and the performance by the parties hereto of their respective obligations hereunder, Dennis shall exchange, transfer, convey, assign and deliver to NAPTAU, and NAPTAU shall receive, acquire and accept on the Closing Date (as such term is hereinafter defined) all of the right, title and interest of Dennis in and to the Lease, being generally described as a placer mining lease, as the same shall exist on the Closing Date, including, without limitation, all rights relating to or arising out of the mining of the Lease conducted by Dennis, free and clear of all liabilities, obligations, liens and encumbrances, except as expressly assumed by NAPTAU under Section 2 below.

1.2 The transfer of the Lease as herein provided shall be effected by a bill of sale, endorsement, assignment, draft, check, deed or other instrument of transfer and conveyance delivered to NAPTAU on the Closing Date in a form sufficient to transfer the Lease as contemplated by this agreement and any other such as shall be reasonably requested by NAPTAU. Dennis covenants that she will, at any time and from time to time after the Closing Date, execute and deliver such other instruments of transfer and conveyance and do all such further acts and things as may be reasonably requested by

NAPTAU to transfer and deliver to NAPTAU or to aid and assist NAPTAU in collecting and reducing to possession, the Lease.

2. Assumption of Liabilities. NAPTAU shall assume no liabilities of Dennis, except those which are generally any royalties, land owner payments, government fees, or other fees which become due upon completion relating to the Lease acquired.

3. Closing. The Closing hereunder (the "Closing") shall take place at 11:30 A.M. on or about the 12th day of October, 1995 at the offices of Roger L. Fidler, Esq., 400 Grove Street, Glen Rock, New Jersey 07452 or at such other time and place as may be agreed by NAPTAU and Dennis (the "Closing Date").

4. Exchange Terms; Allocation. In consideration of the exchange and immediate transfer of the Lease herein, within 30 days or such other date as is agreed to by the parties but not later than 60 days from the Closing Date, NAPTAU shall pay to Dennis the sum of $200,000 U.S. currency and shall deliver to Dennis or her nominees, certificates for 800,000 (EIGHT HUNDRED THOUSAND) shares of NAPTAU's common stock.

5. Representations and Warranties of Dennis. Dennis hereby represents and warrants as follows:

5.1 On or before closing Dennis shall establish to the satisfaction of NAPTAU that she has title to the Lease and authority to convey the same in accordance with the terms of this Agreement. Dennis has taken no action and has not failed to take any action, which action or failure would preclude or prevent NAPTAU from conducting the business of Dennis in relation to the Lease in the manner heretofore conducted.

5.2 No action, approval, consent or authorization, including but not limited to any action, approval, consent or authorization by any governmental or quasi-governmental agency, commission, board, bureau or instrumentality is necessary as to Dennis in order to constitute this agreement as a binding and enforceable obligation of Dennis in accordance with its terms.

5.3 Dennis has not incurred any obligation or liability (absolute or contingent, liquidated or unliquidated, choate or inchoate) except current obligations and liabilities incurred in the ordinary course of her businesses which would act as a lien against the Lease.

5.4 Dennis has not leased, encumbered or effected any transfer of the Lease.

6. Representations and Warranties of NAPTAU. NAPTAU hereby represents and warrants that on the Closing Date all of the following will be true, except as further qualified herein below:

6.1 NAPTAU is a Corporation duly organized, validly existing and in good standing under the laws of a state of the United States. NAPTAU will be registered under the 1934 Securities Exchange Act not more than thirty (30) days after closing and within a reasonable time thereafter will be trading in the NASDAQ Small Capitalization Board market. NAPTAU is not conducting any business in any location. Complete and correct copies of the Certificate of Incorporation of NAPTAU and all amendments thereto, certified in each case by the secretary of State of the State of Delaware, and of the By-Laws of NAPTAU, and all amendments thereto, certified by the secretary of NAPTAU, have been or will be delivered to Dennis on or prior to the Closing Date by NAPTAU. NAPTAU will present at closing a Certificate of good standing or its equivalent. NAPTAU has taken no action and has not failed to take any action, which action or failure would preclude or prevent NAPTAU from conducting the contemplated business of NAPTAU in relation to the Leases.

6.2 NAPTAU has no subsidiaries.

6.3 NAPTAU has no authorized or outstanding securities other than its preferred stock which consists of 5,000,000 authorized shares with a par value of one mill ($0.001) each, none of which have been issued, and its common stock with a par value of one mill ($0.001) per share, (the "Common Stock"), which consists of 20,000,000 authorized shares of which not more than 6,700,000 shares are to be outstanding immediately after the Closing Date. All outstanding Common Stock is duly authorized, validly issued, fully-paid and non-assessable (except for such statutory and constitutional obligations as may be imposed notwithstanding full payment for and valid issuance of such shares), and there are no presently issued or outstanding securities of NAPTAU convertible into common stock nor are there any outstanding options, warrants, agreements, rights or commitments of any kind relating to the authorized but unissued Common Stock save for a Stock Grant Program and a Stock Option Program. All transfer taxes, if any, with respect to transfers of securities of NAPTAU made prior to the date hereof have been paid. All of the Common Stock is owned, both beneficially and of record, free of any security interests, liens, pledges, claims, charges, escrows encumbrances, options, rights of first refusal, mortgagee, indentures, security agreements or other contracts (whether or not relating in any way to credit or the borrowing of money) and the designated owner thereof has the unrestricted right to vote such Common Stock.

6.4 NAPTAU's Board of Director's will recommend to certain controlling shareholders, as soon as practicable after receipt of a report from an independent geologist as to the underlying value of the Lease, approval of the transaction contemplated herein and obtain written consent to take such acts and actions as may be deemed necessary or advisable by counsel to NAPTAU to fully empower NAPTAU and its Board of Directors to enter into and consummate this transaction, including the giving of notice to NAPTAU shareholders as required by New York law.

6.5 NAPTAU has full power and authority, corporate and otherwise, to enter into this agreement and to assume and perform its, his or her obligations hereunder. The execution and delivery of this agreement and the performance by NAPTAU of its obligations hereunder have been duly authorized by the Board of Directors of NAPTAU and no further action or approval, except shareholder approval, corporate or otherwise, is required in order to constitute this agreement as a binding and enforceable obligation on NAPTAU. The execution and delivery of this agreement and the performance by NAPTAU of its obligations hereunder do not and will not violate any provision of the Certificate of Incorporation or By-Laws of NAPTAU and do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of its assets by reason of the terms of any contract, mortgage, lien, lease, agreement indenture, instrument, judgment or decree to which NAPTAU is a party or which is or purports to be binding upon NAPTAU or which affects or purports to affect any of its assets.

6.6 No action, approval, consent or authorization, including but not limited to any action, approval, consent or authorization by any governmental or quasi-governmental agency, commission, board, bureau or instrumentality is necessary as to NAPTAU in order to constitute this agreement as a binding and enforceable obligation of NAPTAU in accordance with its terms.

6.7 Since the date at the last financial statement of NAPTAU, a copy of which has been provided to Dennis and is hereby acknowledged as having been received by her, there have been no adverse changes in the financial condition, assets, liabilities, properties or business of NAPTAU and NAPTAU has not:

6.7.1 declared, set aside or made any dividend or other distribution or purchased, redeemed or reclassified any of their capital stock or effected any stock split, stock dividend, exchange or recapitalization or entered into any agreement in respect of the foregoing;

6.7.2 incurred any damage, destruction or similar loss, whether or not covered by insurance, materially affecting their businesses or properties;

6.7.3 sold, assigned or transferred, any of their tangible assets or any patent, trademark, tradename, copyright, license, franchise, design or other intangible assets or properties;

6.7.4 mortgaged, pledged, granted or suffered to exist any lien or other encumbrance or charge on any of their assets or properties, tangible or intangible;

6.7.5 waived any rights or material value or cancelled, discharged, satisfied or paid any material debts or claims;

6.7.6 leased or effected any transfer of any of their assets or properties;

6.7.7 entered into, made any amendment of or terminated any lease, material contract or license;

6.7.8 amended their Certificate of Incorporation or By-Laws;

6.7.9 effected any change in their accounting practices, procedures or methods;

6.7.10 entered into any transaction other than in the ordinary course of business, or changed in any way any of their business policies or practices.

6.8 NAPTAU is not a party to nor has it any contract or commitment of any kind or nature whatsoever, written or oral, formal or informal, with any government or agency thereof, pursuant to which its right to compete with any entity or person in the conduct of its business is restrained or restricted for any reason or in any way.

7. Miscellaneous.

a) This Agreement shall constitute the entire agreement of the parties hereto and may not be amended, except by written consent of the parties hereto in writing executed by them.

b) This Agreement shall be construed according to the laws of the State of New York and shall be enforceable in any court of competent jurisdiction located in the State of New York.

c) This Agreement shall inure to the benefit of the parties and their heirs, administrators and successors in interest, if any, but shall not otherwise be assignable.

d) Where in this Agreement the singular or masculine gender are referred to, the same shall be construed to include the plural, feminine or body corporate as the case might require.

e) This Agreement may be executed in counterparts and receipt of facsimile transmission of signatures shall be sufficient to effect acceptance of this Agreement, although the parties hereto agree to submit within a reasonable time duplicate original signed copies of this Agreement to each other.

8. Indemnification.

Each party to this Agreement shall indemnify and hold harmless each other party at all times after the Closing Date against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorney's fees incident to any of the foregoing, resulting from any misrepresentation, breach of covenant or warranty for non-fulfillment of any agreement on the part of such party under this Agreement, or from any misrepresentation in or omission from any certificate furnished or to be furnished to a party hereunder. Subject to the terms of this Agreement, the defaulting party shall reimburse the other party or parties on demand for any reasonable payments made by said parties at any time after the date of closing, in respect to any liability or claim to which the foregoing indemnity relates, if such payment is made after reasonable notice to the other party to defend or satisfy the same, and such party failed to defend or satisfy the same.


IN WITNESS WHEREOF THE PARTIES HERETO, IF CORPORATE PARTIES HAVING BEEN DULY AUTHORIZED BY THEIR RESPECTIVE BOARDS OF DIRECTORS, HAVE SET THEIR HANDS AND SEALS ON THE DATE FIRST ABOVE WRITTEN.


NAPTAU GOLD CORPORATION


BY: EDWARD D. RENYK, President


EXECUTED BY DOROTHY DENNIS          )
IN THE PRESENCE OF:                 )
Name: _______________________       )
Address: ____________________       )    ________________________________
_____________________________       )             DOROTHY DENNIS
Occupation: _________________       )